                   AMENDMENT NUMBER 1 TO THE TRANSFER AGENCY
                             AND SERVICE AGREEMENT

This Amendment, dated as of July 1, 2005, is made to the Transfer Agency and Service Agreement dated November 4, 2003 (the "Agreement") between Tax-Free Investments Trust (the "Fund") and AIM Investment Services, Inc. ("AIS") pursuant to Article 11 of the Agreement.

                             W I T N E S S E T H:

   WHEREAS, the parties desire to amend the Agreement to reflect that AIS and not the Fund is responsible for out-of-pocket expenses.

   NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows;

Section 2.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

   "2.01 For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of the Portfolio to pay the Transfer Agent an annual fee in the amount of .015% of average daily net assets, payable monthly. Such fee may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent."

Section 2.03 of the Agreement is hereby deleted in its entirety.

   All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

                                    TAX-FREE INVESTMENTS TRUST

                                    By: /s/ Robert H. Graham
                                        ----------------------------------
                                        President
ATTEST:

----------------------------------
Assistant Secretary

                                    AIM INVESTMENT SERVICES, INC.

                                    By:
                                        ----------------------------------
                                        President
ATTEST:

----------------------------------
Assistant Secretary